UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-163902

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-163903

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-172522

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-178329

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-183273

Clearwire Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	56-2408571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles R. Wunsch

Senior Vice President and General Counsel

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

(855) 848-3280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please address a copy of all communications to:

Thomas H. Kennedy Jeremy D. London Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Michael J. Egan King & Spalding 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 572-4600

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the registration statements set forth below (collectively, the “Registration Statements”), filed by Clearwire Corporation, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on the dates set forth below, and are filed to deregister all securities that were previously registered thereunder and that have not been sold or otherwise issued as of the date of hereof:

•	Registration Statement on Form S-3 (No. 333-183273), filed on August 13, 2012, which registered 4,819,278 shares of the Registrant’s Class A common stock, par value $0.0001 per share;

•	Registration Statement on Form S-3 (No. 333-178329), filed on December 5, 2011, which registered the Registrant’s Class A common stock, par value $0.0001 per share;

•	Registration Statement on Form S-3 (No. 333-172522), filed on February 28, 2011, which registered 108,843,261 shares of the Registrant’s Class A common stock, par value $0.0001 per share;

•	Registration Statement on Form S-3 (No. 333-163903), filed on December 21, 2009, which registered 836,240,261 shares of the Registrant’s Class A common stock, par value $0.0001 per share;

•

Registration Statement on Form S-3 (No. 333-163902), filed on December 21, 2009, which registered 93,903,300 shares of the Registrant’s Class A common stock, par value $0.0001 per share, and 216,566,652 Rights to purchase shares of the Registrant’s Class A Common Stock, par value $0.0001 per share.

Pursuant to the Agreement and Plan of Merger, dated as of December 17, 2012, as amended on April 18, 2013, May 21, 2013 and June 20, 2013 (the “Merger Agreement”), by and among the Registrant, Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Merger Sub”), on July 9, 2013, Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Sprint (the “Merger”). As a result of the Merger, all offers and sales of the Registrant’s securities registered pursuant to the Registration Statements have been terminated.

In connection with the Merger Agreement and the Merger, and in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 9th day of July, 2013.

Clearwire Corporation

By:	/s/ Hope F. Cochran
Name: Hope Cochran
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on July 9, 2013.

Signature	Title

/s/ Charles R. Wunsch Name: Charles R. Wunsch	Director

/s/ Stefan K. Schnopp Name: Stefan K. Schnopp	Director

/s/ Timothy P. O’Grady Name: Timothy P. O’Grady	Director

/s/ Steve Elfman Name: Steve Elfman	President (Principal Executive Officer)

/s/ Hope Cochran Name: Hope Cochran	Chief Financial Officer (Principal Financial Officer)

/s/ Steve Ednie Name: Steve Ednie	Chief Accounting Officer (Principal Accounting Officer)